Exhibit 10.1
CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
MASTER SUPPLY AGREEMENT

By and Between Aptuit (Oxford) Limited
And
Zogenix International Limited
This MASTER SUPPLY AGREEMENT(this “Agreement”) is made effective as of this 31st day of January 2019 (the “Effective Date”), by and between Zogenix International Limited, a wholly owned UK subsidiary of Zogenix Inc., located at Siena Court, Broadway, Maidenhead, Berkshire SL6 1NJ,United Kingdom (“Zogenix”) and Aptuit (Oxford) Limited, an Evotec company, incorporated in England and Wales, having an address at 111 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RZ, United Kingdom (“Supplier”) (each individually a “Party” and collectively the “Parties”).
WITNESSETH:
WHEREAS, Zogenix wishes to purchase certain active pharmaceuticals ingredients for human use; and
WHEREAS, Supplier has the experience and expertise necessary to perform the Manufacturing Services for, and supply the Drug Substance to, Zogenix; and
WHEREAS, Zogenix desires Supplier to perform the Manufacturing Services and to supply such Drug Substance to Zogenix; and Supplier desires to perform the Manufacturing Services and to sell such Drug Substance to Zogenix, all on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.DEFINITIONS
The following terms, whether used in the singular or plural, shall have the meaning assigned to them below for purposes of this Agreement:
1.1. “Affiliate” means any legal entity directly or indirectly controlled by, controlling or under common control with that party. For purposes of this definition, owning 50% or more of the stock, equity or property of such legal entity, or having the right to appoint 50% or more of the members or owner representatives of such legal entity, are examples of forms of control.
1.2. “Agreement” shall have the meaning set forth in the Preamble hereof.
1.3. “API or Drug Substance” means the active pharmaceutical ingredient to be manufactured by the Supplier in accordance with the Scope of Work.
1.4. “Applicable Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances, including privacy laws such as HIPAA, the Data Protection Directive (Directive 95/46/EC), and when implemented the General Data Protection Regulation, environmental laws, U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, GDP, cGMP, EU GMP Directive (Directive 203/94) and the FD&C Act.

1.5. “Batch” (or “Lot”) means a specific quantity of material produced in a process or series of processes so that it is expected to be homogeneous within specified limits and is produced during the same cycle of Manufacture as defined by the applicable Batch record. The batch size can be defined either by a fixed quantity or by the amount produced in a fixed time interval.
1.6. “Batch Record” means the written procedures for production, process control and testing of the Drug Substance designed to assure that the Drug Substance has the identity, strength, quality, and purity they purport or are represented to possess and is used to ensure uniformity from Batch to Batch and compliance with cGMPs.
1.7. “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom, the United States or Supplier’s place of business.
1.8. “Certificate of Analysis” (or “COA”) means a document prepared by a testing laboratory or Supplier to document the testing performed on a material, the methods used, and test results.
1.9. “Certificate of Compliance” (or “COC”) means a document which, when executed, formally certifies material has been tested and inspected and meets required Specifications.
1.10. “Current Good Manufacturing Practice” (or “cGMP”) means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA, MHRA or EMA in accordance with FDA, British or European regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in ICH Q7, Eudralex Volume 4 (EU), Orange Guide (UK), and 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.
1.11. “Confidential Information” of a Party means all confidential or proprietary information of such Party that is communicated in any way or form by the Disclosing Party or its Affiliates to the Receiving Party or its Affiliates, either prior to or after the Effective Date, and whether or not such information is identified as confidential at the time of disclosure, including but not limited to research and development data, information, reports, studies, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other data, information, reports, studies, or any other information that a reasonable person would consider confidential or proprietary under the circumstances.
1.12. “Contract Year” means, for the first year, the period commencing on the Effective Date up to and including December 31 of the same calendar year, and for each year thereafter, shall mean a calendar year beginning on January 1 and ending on December 31.
1.13. “DEA” means the Drug Enforcement Administration of the U.S. Department of Justice, or any successor entity.
1.14. “Effective Date” shall have the meaning set forth in the Preamble hereof.
1.15. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.16. “FDA” means the United States Food and Drug Administration, or any successor entity.
1.17. “First Approval” means receipt of the first approval from a Governmental Agency to market a product containing the Drug Substance for use in humans.
1.18. “Finished Product” means any finished pharmaceutical product in human dosage form that contains any Drug Substance finished to the extent specified in the Scope of Work.
1.19. “Forecast” shall have the meaning set forth in Section 4.1 hereof.
1.20. “Force Majeure Event” shall have the meaning set forth in Section 13 hereof.
1.21. “Good Distribution Practice” (or “GDP”) means the minimum standards that a wholesale distributor must meet to ensure that the quality and integrity of medicines is maintained throughout the supply chain, as described in the “Guidelines of 19 March 2015 on principles of Good Distribution Practice of active substances for medicinal products for human use”.
1.22. “Governmental Agency” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement, including, without limitation, the EMA, FDA and the DEA.
1.23. “Inability to Supply” shall have the meaning set forth in Section 4.6 hereof.
1.24. “Initial Term” shall have the meaning set forth in Section 11.1 hereof.
1.25. “Laws” means all international, national, federal, state, provincial and local laws, statutes, codes, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law, including, without limitation, Environmental Laws.
1.26. “MAA” shall have the meaning set forth in Section 2.6 hereof.

1.27. “Manufacture” and “Manufacturing Services” means any steps, processes and activities including the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce the Drug Substance.
1.28. “Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or planned to be used by Supplier to Manufacture the Drug Substance, as evidenced in the Batch Records.
1.29. “Manufacturing Site” means the facility, owned and operated by Supplier that is located at 110-111 Innovation Drive, Milton Park, Abingdon, Oxfordshire, UK. OX14 4RZ, 117 Innovation Drive, Milton Park, Abingdon, Oxfordshire, UK. OX14 4RZ and 150 Brook Drive, Milton Park, Abingdon, Oxfordshire, UK OX14 4SD.
1.30. “NDA” shall have the meaning set forth in Section 2.6hereof.
1.31. “Price” means the price to be charged by Supplier for the Drug Substance Manufactured and supplied hereunder as delivered to Zogenix, which price shall include the cost of materials, Manufacturing, standard quality control and quality assurance costs, testing, documentation, packaging, shipping materials, transportation and taxes and which price is set forth in the Scope of Work.
1.32. “Purchase Order” means an order from Zogenix specifying a Purchase Order Delivery Date, Price and quantities of the Drug Substance to be Manufactured and delivered by Supplier, as indicated in the relevant Scope of Work signed by the Parties.
1.33. “Purchase Order Delivery Date” means the date agreed upon by the Parties in a firm Purchase Order that the quantities of Drug Substance specified in the applicable Purchase Order will be released to Zogenix and ready for immediate shipment.
1.34. “Quality/Technical Agreement” (or “QTA”) shall mean a separate agreement entered into by the Parties that defines quality assurance obligations and technical and regulatory matters associated with the provision of the Services. This will be Exhibit 2 to the Agreement.
1.35. “Raw Material” means, collectively, starting materials, reagents, and solvents intended for use in the production of intermediates or APIs (Drug Substance) in accordance with the Specifications.
1.36. “Scope of Work” means a document incorporated herein by reference upon its execution by both Parties that defines the scope of work for a particular engagement under this Agreement. The Scope of Work will specify type of work, costs and specific manufacturing requirements including: Price, Batch size and safety stock requirements, if any. This will Exhibit 1 to the Agreement.

1.37. “Services” shall mean Manufacturing Services Supplier performs for Zogenix as requested from time to time.
1.38. “Specifications” means the file, for each Drug Substance, containing information provided by Zogenix to Supplier and which contains documents relating to such Drug Substance, including, without limitation:
(a) Written specifications for the Drug Substance, including the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Drug Substance at any stage of Manufacture should conform to be considered acceptable for its intended use that are agreed upon by Zogenix and Supplier;
(b) Manufacturing and packaging process specifications;
(c) Shipping and storage requirements;
(d) All environmental, health and safety information relating to the Drug Substance including material date safety sheets; and
(e) Any other technical information necessary to carry out the contracted operations correctly in accordance with any legal requirements, all as updated, amended and revised from time to time by the Parties in accordance with the terms of the Agreement.
1.39. “Third Party” shall mean any person or entity other than Zogenix, Supplier and their respective Affiliates.
The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof”, “herein”, “hereby” and derivatives or similar words refer to this entire Agreement; (iii) all references to Sections shall be deemed references to Sections of this Agreement and all references to Attachments shall be deemed references to Attachments to this Agreement, unless the context shall otherwise require; and (iv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.
2. MANUFACTURING SERVICES
2.1. Services. Supplier will perform the Services, as set forth in the Scope of Work, for, and ship the Drug Substance to, Zogenix, or nominated recipient, in accordance with this Agreement. For each new Scope of Work, the Supplier will submit a written proposal to Zogenix outlining the Services to be provided and the estimated costs for performing such Services. Upon approval of the proposal by Zogenix, the Parties will complete and execute a Scope of Work similar to the form attached hereto. Upon execution by both Parties, each Scope of Work shall be deemed to be incorporated into this Agreement by Reference. Supplier will undertake the performance of the Services only upon full execution of a Scope of Work by Zogenix and Supplier. If there is a conflict between the terms of this Agreement and the terms of a Scope of Work, the terms of this Agreement will control.
2.2. Quality Control and Quality Assurance. The Parties shall enter into a separate QTA, in a format suitable to meet Applicable Law relating to the Manufacture, storage, transportation and release of Drug Substances. Upon execution by both Parties, the QTA shall deemed to be incorporated into this Agreement by Reference.
In the event of a conflict between this Agreement and the Quality/Technical Agreement, the Quality/Technical Agreement shall govern and control only with respect to the quality matters and this Agreement shall govern and control with respect to all other matters.
2.3. Process and Specification Changes. Supplier shall not make any changes to its process, raw materials, supply sources, Specifications, manufacturing locations or facilities used to make Drug Substance for Zogenix under this Agreement, including, without limitation, any such changes that may require Zogenix to provide notification to regulatory authorities, without the prior written consent of Zogenix.

2.4. Zogenix Requested Changes. Zogenix shall be entitled to request a change to the Specifications from time to time (which change is not the result of a requirement or mandate of a Governmental Agency) and Supplier shall make and implement all such changes in accordance with the Quality/Technical Agreement, Zogenix’s change control procedures, and a written implementation plan (including tasks, time and cost) agreed to by the Supply Committee. Zogenix shall retain the right and responsibility for final approval of the Specifications and any changes made thereto.
2.5. Changes Required by Applicable Law. If Supplier is required to change the Specifications in order to comply with Applicable Law, Supplier will promptly notify Zogenix of such changes and the cost of such changes. If Zogenix is unable to accept or unwilling to have such changes made, Zogenix will have the option of terminating this Agreement immediately upon notice to Supplier.
2.6. Technical Data. Supplier shall provide to Zogenix, without charge, all Drug Substance related data or available reports generated by Supplier, as needed and required for Zogenix’s New Drug Application (“NDA”) or Marketing Authorization Application (“MAA”) or other FDA, EMA or Governmental Agency requests and/or requirements, in each case relating to any Drug Substance.
2.7. Raw Materials. Supplier will purchase, test, and release all Raw Materials as required by the Specifications and as specified in the Scope of Work.
2.8. Packaging. Supplier will purchase packaging materials and package the Drug Substances as approved by Zogenix in a manner suitable for safe and lawful shipment.

2.9. Equipment. Supplier shall be solely responsible for the safe operation and maintenance of all equipment used to fulfill its obligations under this Agreement, and all associated employee training, regardless of whether the equipment is owned by Zogenix, Supplier, or a third party.

2.10. Shelf Life. Drug Substance shall be released to Zogenix no later than ninety (90) days from the start of Manufacturing unless mutually agreed by both Parties. Drug Substance released at greater than ninety (90) days from the start of Manufacturing, provided such late release is not due to negligence, breach of this Agreement or willful misconduct by Zogenix, shall be subject to either a pro rata discount or deemed unusable at the sole discretion of Zogenix, in which case Supplier will bear all costs and expenses. Supplier will not be liable to Zogenix nor be deemed to have breached this Agreement for errors, delays or other consequences to the extent arising solely from Zogenix’s failure to provide necessary documents, materials or information with regard to which Zogenix is responsible as agreed in writing and/or in a timely manner. Nor will Supplier be liable to Zogenix to the extent that Zogenix fails to otherwise reasonably cooperate in order for Supplier to perform its obligations, and any such failure by Zogenix will automatically extend any timelines affected by a time period that reasonably takes into account such failure in providing documents, materials, information or cooperation.
2.11. Validation Activities. Supplier shall prepare the documentation, protocols, and procedures. Supplier shall validate its pharmaceutical manufacturing processes, tests, and methods as well as associated facilities, equipment and systems, keep such processes, tests, methods, facilities, equipment, and systems current, and make results of validation and annual reviews of such processes, tests, methods, facilities, equipment, and systems available on site for audit or review by Zogenix in accordance with the Quality/Technical Agreement.
2.12. Compliance. Supplier shall comply with all Applicable Laws related to the Manufacture, use, possession, handling, transportation, sale or disposal of the Drug Substance.
2.13. Subcontractors. Supplier may not use subcontractors, including Affiliates, to perform any part of this Agreement without Zogenix’s prior written consent.
2.14. Records. Supplier will keep records of the Manufacture, testing, and shipping of the Drug Substance, and retain samples of the Drug Substance as are necessary to comply with Applicable Law, as well as to assist with resolving Drug Substance complaints and other similar investigations. Copies of the records and samples will be retained in accordance with the Quality/Technical Agreement and Applicable Law.
3. OVERSIGHT
3.1. Supply Committee. Promptly following the Effective Date, the Parties shall establish a supply committee which shall be comprised of [***] representatives from each of Zogenix and Supplier, representing technical, operations and quality functions, having the appropriate credentials, knowledge and experience (the “Supply Committee”).
3.2. General Remit. The Supply Committee shall serve as the coordinating body for the Manufacture and supply of the Drug Substance under this Agreement. The Supply Committee shall also work to resolve any Dispute which arises between the Parties relating to the Manufacture and supply of the Drug Substance under this Agreement.
3.3. Meetings. The Supply Committee shall meet at least quarterly by telephone or in person. Meeting agendas shall include as appropriate information on (a) anticipated market demand and inventory positions and any material changes in either, (b) supply capability, including Raw Material inventories and availability, (c) any capacity concerns, unusual production situations, or prioritization issues including changes to delivery or sourcing, (e) any quality related issues, (f) and proposed amendments to Manufacturing Process or Specifications, and (g) any other matters which may impact or influences the Drug Substance supply chain.
3.4. Costs. Each Party shall be responsible for its own costs in respect of travel and accommodation expenses in attending such meetings.
3.5. Audit. Up to [***] Zogenix employees or Zogenix representatives (unless such representatives are a competitor of Supplier) may visit Supplier’s premises where the Services are being performed at reasonable times, on reasonable notice and with reasonable frequency during normal business hours to observe the progress of the Services, once per calendar year at no cost. Zogenix will reimburse Supplier for its time and expenses associated with any additional audit during such calendar year (audits of no more than [***] in duration with no more than [***] auditors) unless such audit is as a result of a Supplier breach of, or noncompliance with, or reveals that Supplier has breached, or is not in compliance with, this Agreement or any Applicable Law (For Cause Audit). Supplier agrees to address, in writing, within thirty (30) days of the conclusion of Zogenix’s audit of the facilities, any adverse findings made by Zogenix pursuant to the audit. The written report shall include an action plan for addressing the findings and a time line for the implementation of any corrective and preventative measures. Supplier shall permit, at the request of Zogenix, a follow-up inspection, at no cost to Zogenix, to ensure that all corrective and preventative measures have been implemented. For clarity reimbursement under the provision of this Section 3.5 excludes Supplier engagement covered under Section3.3 above or general access to Manufacturing Site in conjunction with the execution of the Services. Such access must be agreed to by the Parties, in advance, and in accordance with execution of remit in Section 3.2 and 3.3 above.
4. FORECASTS AND PURCHASE ORDERS, CAPACITY
4.1. Forecasts and Purchase Orders: Zogenix shall deliver to Supplier a good faith, written, non-binding forecast, of its expected commercial requirements of the Drug Substance at least [***] before anticipated receipt of a First Approval and then on or before the last working day of each calendar month during the Term, Zogenix shall provide to Supplier a rolling [***] forecast of its requirements for the Drug Substance (“Forecast”), with the [***] of each such forecast constituting a binding commitment upon Zogenix to purchase such quantities as evidenced by Purchase Orders submitted in accordance with Section 4.1.1.
4.1.1. All firm orders for Drug Substance (the “Purchase Order”) shall specify: (i) the type of Drug Substance being ordered; (ii) the amount of such Drug Substance being ordered; and (iii) the Purchase Order Delivery Date. Each Purchase Order shall be deemed to be automatically accepted unless Supplier notifies Zogenix of its rejection of the same within three (3) Business Days of receipt. Once accepted by Supplier, Purchase Orders are firm and may not be cancelled or modified without the consent of the other Party. Supplier may reject a Purchase Order Delivery Date and offer another Purchase Order Delivery Date but the new Purchase Order Delivery Date cannot be more than seven (7) Business Days later or ten (10) Business Days earlier than original Purchase Order Delivery Date. If there is a new Zogenix accepted Purchase Order Delivery Date, the Forecast will be updated to reflect the new agreed upon date. For the avoidance of doubt, Supplier shall be obligated to accept any Purchase Order that complies with this Section 4.1.1, is consistent with the most recent Forecast, and does not exceed the Initial Capacity.
4.1.2. If there is a conflict between the terms of this Agreement and the terms of a Purchase Order, the terms of this Agreement will control.
4.2. Forecast not a Purchase Order. Notwithstanding anything to the contrary, in no event shall a Forecast be deemed a Purchase Order.
4.3. Minimum Annual Requirements. Zogenix agrees to order a minimum of 1 Batch per annum, while this Agreement is in effect, in order for Supplier to maintain and retain relevant manufacturing experience.
4.4. Purchase Quantities. Quantities actually delivered pursuant to a given Purchase Order may vary from the quantities reflected in such Purchase Order by up to ten percent (10%) and still be deemed to be in compliance with such Purchase Order; provided, that Zogenix shall only be invoiced and required to pay for the quantities of Drug Substance which Supplier actually delivers to Zogenix.
4.5. Adjustments to Forecasts and Purchase Orders. Any change to the accepted Purchase Order amount or Purchase Order Delivery Date cannot occur without both Parties agreeing to change in writing.
4.6. Delivery Terms and Purchase Order Delivery Date. Terms of delivery for the Drug Substance shall be EXW Supplier facility (ICC Incoterms® 2010). Absent specific instructions from Zogenix, Supplier will select the carrier and ship freight prepaid, with the cost thereof charged to Zogenix. Title and risk of loss and/or damage to the Drug Substance shall pass to Zogenix when the Drug Substance is ready to be loaded onto the agreed carrier, which is preceded by Zogenix written authorization to ship. Zogenix authorization to ship shall occur within five (5) Business Days of the later of Supplier’s release of the Drug Substance and supply of the documents specified in

Section 2.2. Drug Substance shall be properly prepared for safe and lawful shipment by Supplier and accompanied by appropriate transportation and other agreed upon documentation. Supplier shall make arrangements for shipping per the agreed upon carrier. No later than the day the Drug Substance is shipped, Supplier shall provide Zogenix with agreed upon logistic documents.
4.7. Inability to Supply. In the event that the Drug Substance is not delivered (i.e., released by Supplier and available for immediate shipment) within [***] after the specified Purchase Order Delivery Date, starting with [***] following the Purchase Order Delivery Date Supplier will be deemed to be in an “Inability to Supply” status. In the event of any Inability to Supply: (i) Supplier shall fulfill Purchase Orders with such quantities of conforming Drug Substance as are available; (ii) unless and until such Inability to Supply is remedied, Zogenix shall be relieved from its obligations under this Agreement to (A) purchase any quantities subject to any outstanding Purchase Orders or Forecast, (B) submit any further Purchase Orders, and (iii) Zogenix may terminate Agreement without penalty. Nothing in this Section 4.6 hall relieve Supplier of any obligation or liability under this Agreement.
4.8. Without limiting the foregoing, in the event of, and during the occurrence of, any Inability to Supply, if Zogenix elects to purchase any Drug Substance from a Third Party in order to replace the Drug Substance that Supplier could not deliver to Zogenix hereunder, then Supplier shall pay to Zogenix an amount equal to the product of: (a) the actual per unit cost for Drug Substance paid by Zogenix to such Third Party supplier less the applicable per unit cost for such Drug Substance Zogenix would have paid to Supplier hereunder; times (b) the number of units of Drug Substance actually purchased by Zogenix from such Third Party supplier. The remedies granted to Zogenix pursuant to this Section shall be in addition to, and not in lieu of, any other remedies available to Zogenix at law or in equity.
4.9. Capacity. The Supplier will provide sufficient organizational, financial, and personnel resources necessary to perform its obligation under this Agreement to ensure available capacity to Manufacture and deliver Drug Substance to Zogenix, at a minimum of the Forecast. If at any time during the term of this Agreement, the Zogenix Forecast exceeds Supplier’s then-current available capacity, then Supplier and Zogenix shall meet and discuss in good faith ways in which additional Supplier capacity may be secured to meet the Forecast. Provision of existing Manufacturing capacity shall be at the Supplier’s sole cost and expense.
4.10. Current available capacity. Subject to bookings of the relevant manufacturing operations of Supplier prior to receiving a Purchase Order from Zogenix, Supplier’s available capacity for Manufacturing of Drug Substance as of the Effective Date is [***] the (“Initial Capacity”). Supplier shall use commercially reasonable efforts to supply all amounts of Drug Substance ordered by Zogenix up to the Initial Capacity.
4.11. Alternate Suppliers. Nothing in this Agreement shall prevent, prohibit or restrict Zogenix from purchasing the Drug Substance from any Third Party provided that during the Initial Term of this Agreement, Zogenix orders [***] of its total needs from the Supplier.

4.12. Exclusivity. Supplier shall not enter into any other agreements, including licensing, manufacturing or supply agreements, with any Third Parties in relation to the manufacture of any Drug Substance that is the same Drug Substance, route of synthesis and Manufacturing Process that is supplied by Supplier hereunder without the prior written consent of Client.

4.13. Adjustment of Price
The Price defined in 1.31 above may be adjusted as specified below.

4.13.1. The Price of the Drug Substance may be amended due to a process or specification change as provided for in Section 2 of this Agreement, only upon consent by Zogenix. For clarity, Price changes may include other aspect of the Services to be performed by Supplier resulting from changes to the scope of Services, the Specifications, assumptions, or requirements that arise during the performance of the Services, provided that such changes do not arise as a result of Supplier’s failure to either perform the Services in a commercially reasonable manner or otherwise act in good faith. Any such changes will be memorialized in a revision to the Scope of Work to be executed by both Parties. Unless a Change is required under sections, 2.3, 2.4, or 2.5 of the Agreement, Prices for the Drug Substance may be increased or decreased by an amount that the Parties shall reasonably agree to no more than each calendar year to reflect [***]. Pricing will be in effect as of the first Purchase Order issued in each Contract Year.
4.13.2.  This pricing will be valid from the date of this Agreement until 31st December 2019, provided that the prices at which Supplier can purchase the Raw Materials change by [***] with regard to the prices agreed at the time of execution of this Agreement. Should the prices for the Key Raw Materials change by [***] with regard to the price agreed at the time of execution of this Agreement, the Supplier will provide detailed information on the pricing of such raw-materials to Zogenix. With Zogenix consent, the raw material part of the Price for the manufacture of the Drug Substance may change by such percentage. The Price for Purchase Orders submitted to the Supplier thereafter will change by the increase or decrease in the cost of the material.
4.13.3.  After 31st of December 2019, Supplier may submit a notice of Price change to Zogenix on an annual basis for each new Contract Year. Such proposed Price change shall be submitted for review [***] prior to the end of the current Contract Year. Supplier will provide supporting detail with respect to any Price change, and upon consent from Zogenix, the Price for the Drug Substance, and the relevant Scope of Work will be adjusted on the following Purchase Order issued to the Supplier as follows:

The Price will be adjusted to reflect [***]. Where the prices for the Key Raw Materials change by [***] the Price in effect, the raw material part of the price for the Drug Substance may change by such percentage, and the non-raw material related part of the Price for the Drug Substance, directly related to provision of the Manufacturing Services will change by [***].
5. INVOICES, PAYMENT AND TAXES
5.1. Invoices. Supplier shall submit an invoice to Zogenix at [***] upon Zogenix acceptance of Supplier issued CoA, or dispatch of the Drug Substance. The invoices must be issued in line with the terms of the Value Added Tax Act 1994 and must be properly addressed to Zogenix International Limited at its UK business address.
5.2. Payment. Zogenix shall pay Supplier only for the Services requested by Zogenix and identified in the Scope of Work. If Supplier anticipates that a project shall exceed the costs identified in the Scope of Work, Supplier shall notify Zogenix, as soon as possible, of such additional costs. Zogenix must approve such additional costs in writing prior to Supplier incurring any such costs. Zogenix shall be obliged to pay only for the actual quantity of Drug Substance delivered at the Price stated in the applicable Scope of Work. Zogenix shall pay all undisputed amounts due within [***] from the date of receipt of the invoice by Zogenix. If Zogenix disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Zogenix shall notify Supplier of the amount and nature of the dispute, whereupon the Parties will use good faith efforts to reconcile the disputed amount as soon as practicable. All payments due to Supplier shall be made wire transfer for deposit to the bank account of Supplier at a designated bank in the country where the Supplier’s place of business is located. Supplier may assess a late payment fee of [***] per month (or the maximum amount allowed by law if less than [***] per month) for any undisputed payment owing and paid within thirty (30) days after the due date of such invoice.
5.3. Non-Payment of Undisputed Amounts. If Zogenix fails to pay undisputed invoices when due, in addition to its other rights under this Agreement, in law or under equity, Supplier will have the right, in its discretion, to cease all activities hereunder and withhold all data, information, reports, and material of any kind (but excluding Zogenix’s materials) until all outstanding and undisputed invoices have been paid in full. It is understood that prior to ceasing all activities and withholding all data, information, reports and materials, Supplier will make all reasonable efforts to initiate good faith discussions with Zogenix with a view to resolving the payment issues otherwise.
5.4. Taxes. The Price does not include value added tax, or any other sales, use, gross receipts, excise, compensating, withholding, licenses, duties, charges or fees, if any, required to be paid by Supplier in respect of fees for Services. Where such value- added tax is properly chargeable by the Supplier, the amount of such tax, if any, will be added to the Price and shall be reflected in valid VAT invoices submitted to Zogenix by Supplier pursuant to this Agreement. Where Zogenix receives a valid VAT invoice, Zogenix shall pay the amount of such value-added tax indicated on the invoice to Supplier in accordance with the payment provisions of this Agreement. For the avoidance of doubt, where any Price is denominated in a currency other than Great British Pounds (GBP), any value-added tax must be shown on the invoice in GBP, along with any conversion rate used. Failure of the Supplier to issue a valid VAT invoice, including any failure to denominate any value-added tax charged in GBP, will render any such invoice invalid and any payment provision shall not commence unless and until Zogenix receives a valid VAT invoice. Notwithstanding the foregoing, taxes (and any penalties thereon) imposed on Supplier based on Supplier’s income (however denominated) will be the responsibility of Supplier.
6. INSPECTION AND ACCEPTANCE
6.1. Supplier shall test and analyze each lot of Drug Substance for compliance with the Specifications prior to the release and shipment thereof to Zogenix. Supplier will provide a Certificate of Analysis, Certificate of Compliance and executed Batch Records with each shipment of each Batch of Drug Substance signed by the responsible quality official of Supplier. The Certificate of Analysis and Certificate of Compliance must include the results (whether numerical or otherwise) for each test performed that verify that the Batch of Drug Substance is in compliance with the Specifications, as well as a statement that the subject lot was Manufactured in accordance with the Batch Records, any applicable regulatory approvals and Applicable Law.
6.2. Zogenix may test and inspect the Drug Substance after receipt and either accept or reject it. Drug Substance may be rejected if it does not comply with the Specifications or conform with any of the warranties provided by Supplier in this Agreement or the Quality/Technical Agreement, or is otherwise defective. Zogenix will be deemed to have accepted the Drug Substance, except as to latent defects which are not reasonably discoverable, if Zogenix fails to give notice of rejection within [***] after receipt by Zogenix of such Drug Substance. The written notice of rejection shall be given to Supplier and shall include identification of the lot number and description of the Specification non-compliance or other defect.
6.3. Following receipt of written notice of rejection of a particular lot of Drug Substance, Supplier shall, at Zogenix’s option, provide a credit, refund or replacement of Drug Substance to Zogenix, together with reimbursement for the cost of all Raw Materials incorporated in the rejected Drug Substance and Zogenix’s costs of shipping, insurance premiums, duties, taxes, and other reasonable out-of-pocket costs directly incurred in connection with the transportation and return or destruction of the rejected Drug Substance; provided, however, that if Supplier does not agree with Zogenix’s claim of noncompliance with the Specifications or other defect, then the Parties shall designate a mutually acceptable Third Party laboratory to make a determination on such matter from a sample obtained from the allegedly non-compliant or defective lot shipped to Zogenix. The decision of the Third Party laboratory shall be binding on all Parties hereto and all expenses related to such Third Party investigation shall be borne by the Party found to have been mistaken. Should such Third Party laboratory confirm Zogenix’s claim of Drug Substance noncompliance, Supplier shall, at Zogenix’s request, promptly provide Zogenix with a credit, refund or prompt replacement of Drug Substance to Zogenix, together with reimbursement for including the cost of all Raw Materials incorporated in the rejected Drug Substance and Zogenix’s costs of shipping, insurance premiums, duties, taxes, and other reasonable out-of-pocket costs directly incurred in connection with the transportation and return or destruction of the rejected Drug Substance.
6.4. Zogenix shall return any rejected Drug Substance to Supplier at Supplier’s expense to an address that Supplier may designate within ten (10) days of Supplier receiving written notice of rejection; provided, however, that if Supplier does not agree with Zogenix’s claim of noncompliance with the Specifications or other defect, Zogenix shall not be obligated to return the rejected Drug Substance to Supplier until ten (10) days after a final determination is made by a Third Party laboratory that such Drug Substance does not comply with the Specifications or is otherwise defective as provided in Section 6.3 above. All freight, insurance and other costs of such shipment along with any risk of loss shall be borne by Supplier.
7. RECALLS
7.1. Control of Recall. All recalls of any Finished Product, and EMA and FDA contacts relating to any such recalls shall be the responsibility of, and under the control of, Zogenix. Zogenix shall notify the EMA, FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. In the event that either Party has reason to believe that any Finished Products should be recalled or withdrawn from distribution, such Party shall promptly inform the other in writing prior to taking any such action. Zogenix shall have the responsibility for making the final decision regarding any recall, withdrawal or field correction relating to any Finished Product.
7.2. Supplier Fault. If any Finished Product is recalled as a result of Supplier’s failure to supply Drug Substance in accordance with this Agreement and/or the Quality/Technical Agreement, then Supplier shall reimburse Zogenix for all documented out-of-pocket expenses incurred by Zogenix as a result of such recall. Zogenix shall give Supplier prompt written notice of any Finished Product recalls that Zogenix believes were caused or may have been caused by such failure by Supplier.

7.3. Sharing of Recall Expenses. If each Party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each Party’s responsibility.

8. INTELLECTUAL PROPERTY
8.1. Zogenix Property.
8.1.1. All materials, inventions, know-how, methodologies, trademarks, Specifications, information, data, writings and other property in any form whatsoever, which is provided or otherwise made available to Supplier by or on behalf of Zogenix, whether or not it is used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Zogenix prior to being provided or made available to Supplier, shall remain the property of Zogenix (the “Zogenix Property”). Without limiting the foregoing, Zogenix shall retain all rights, title and interest in and to such Zogenix Property, including without limitation all patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights and any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Zogenix Property. Zogenix hereby grants to Supplier a non-transferable, non-exclusive license to use any Zogenix Property supplied to Supplier hereunder solely to the extent and for the duration necessary to enable Supplier to perform its obligations hereunder. Supplier shall not acquire any other right, title or interest in or to the Zogenix Property as a result of its performance hereunder. “Controlled” means, with respect to any material, item of information or intellectual property right, the possession, whether by ownership or license, of the right to grant a license or other right with respect thereto without violating the contractual or intellectual property rights of any third party.
8.1.2. Any improvements or modifications to Zogenix Property (“Improvements”), and any creative ideas, proprietary information, developments, or inventions developed, conceived, created, authored or reduced to practice by or on behalf of Supplier, either alone or in concert with Zogenix or any third parties, during the Term and related to the activities carried out in the performance of this Agreement (“Developments”) shall be the exclusive property of Zogenix, and Zogenix shall own all rights, title and interest in and to such Improvements and Developments. Such ownership shall inure to the benefit of Zogenix from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Improvements or Developments, as the case may be. All copyrightable aspects of such Improvements and Developments shall be considered “Work Made For Hire” as defined in §101 of the 1976 Copyright Act (as amended), and all rights, title and interest in and to such Improvements and Developments hereby is and shall be transferred to and vested in Zogenix without any additional compensation to Supplier or its personnel. In the event that any Improvements or Developments do not qualify to be Work Made For Hire, Supplier hereby irrevocably transfers, assigns and conveys, and shall cause its personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Improvements or Developments to Zogenix, at no cost to Zogenix, free and clear of any liens and encumbrances, and Supplier agrees to execute, and shall cause its personnel to execute, all documents necessary, in Zogenix’s discretion, to do so. All such assignments shall include, but are not limited to, those relating to existing or prospective copyrights, patent rights and all other intellectual property rights in any country. Supplier also agrees that it shall, and shall cause its personnel to, promptly notify Zogenix of any intellectual property developed or otherwise included as Improvements or Developments, and to provide reasonable assistance, at Zogenix’s expense, in the procurement or enforcement of any such intellectual property.
8.2. Supplier Property. All materials, inventions, know-how, methodologies, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to Zogenix by or on behalf of Supplier, or which was used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Supplier prior to its performance hereunder, shall remain the property of Supplier (the “Supplier Property”). For avoidance of doubt, Supplier Property excludes any Zogenix Property, Improvements and Developments. Zogenix shall acquire no right, title or interest in Supplier Property as a result of Supplier’s or Zogenix’s performance hereunder. In producing Improvements and Developments, Supplier shall not incorporate into such Improvements and Developments any Supplier Property or other materials in which Supplier or any third party has pre- existing proprietary rights (collectively, “Pre-Existing Materials”), except such Pre- Existing Materials as may be approved in advance by Zogenix in writing. Any such Pre-Existing Materials incorporated into the Improvements and Developments but not approved in advance by Zogenix in writing shall be deemed Improvements and Developments. With respect to Pre-Existing Materials incorporated into Improvements and Developments, Supplier hereby grants to Zogenix, in the case of Supplier’s Pre-Existing Materials, or shall obtain for Zogenix, in the case of third party Pre-Existing Materials, an unrestricted, royalty-free, fully-paid, perpetual, irrevocable, world-wide, non-exclusive, assignable right and license to use, disclose, reproduce, modify, prepare derivative works, publicly perform and display, transmit, sublicense, sell, offer for sale and distribute (including the right to sublicense, sell, offer for sale and distribute through multiple tiers), practice, make, have made, import and otherwise make use of such Pre-Existing Materials in connection with the Drug Substance, Improvements and Developments. Such rights shall extend to Zogenix’s present and future Affiliates, successors and assigns.
9. REPRESENTATIONS AND WARRANTIES
9.1. Supplier represents and warrants:
9.1.1. that it has the experience, capability and resources to efficiently and expeditiously provide the Manufacturing Services under this Agreement, and that the Manufacturing Services shall be performed in a workmanlike manner with professional diligence and skill and in conformance with the Specifications and the other applicable specifications or requirements as set forth in this Agreement, the Quality/Technical Agreement, and the Scope of Work;
9.1.2. that the Drug Substance, at the time of delivery to Zogenix, shall (a) be of merchantable quality, fit for the purposes intended by Zogenix and be free from defects in material and workmanship; (b) conform to the Specifications, as then in effect, (c) have been Manufactured in compliance with all Applicable Laws, including cGMPs; (d) not be (i) adulterated or misbranded by Supplier within the meaning of the FD&C Act or (ii) an article that may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the FD&C Act; (e) meet all standards and requirements under Applicable Laws to be lawfully shipped and sold;
9.1.3. that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement, and that it shall not enter into an agreement to provide services that would restrict its ability to perform under this Agreement during its term;
9.1.4. that to the best of its knowledge as of the Effective Date of this Agreement there is no pending or likely governmental enforcement action or private claim against Supplier, or any environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize the Supplier’s ability to meet its obligations under this Agreement;
9.1.5. that Supplier is not now nor has in the past been suspended, proposed for debarment or debarred by the United States Food and Drug Administration or any other government or regulatory authority, Supplier has never been convicted of a felony under federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, Supplier is not currently suspended or otherwise excluded by any governmental entity from receiving federal contracts, and Supplier’s employees, agents, representatives and subcontractors who perform Manufacturing Services under this Agreement are not suspended, proposed for debarment or debarred by the federal government;
9.1.6. that it and its employees, subcontractors, agents, representatives, and invitees shall comply with all Applicable Laws in the performance of this Agreement, and that Supplier’s actions in establishing and performing this Agreement have been and will be consistent with ethical business practices and without the influence of any association with an Zogenix employee, officer or director that would amount to a conflict of interest; and
9.1.7. that if it learns of any violation of Applicable Law by an employee or permitted Affiliate or subcontractor that performs any function under this Agreement (a “Compliance Event”), it will immediately notify Zogenix in writing of such Compliance Event and the measures it has taken and intends to take to remedy such Compliance Event and to prevent its recurrence.

9.2. Supplier and Zogenix represent and warrant to the other that the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, do not conflict with or result in a material breach of the articles of incorporation or by-laws of such Party or any material agreement by which such Party is bound, or any law, regulation or decree of any governmental entity or court that has jurisdiction over such Party.
9.3. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON- INFRINGEMENT.
10. TERM; TERMINATION
10.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years unless terminated earlier pursuant to this Section (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years each (each a “Successive Term” and together with the Initial Term, the “Term”), unless terminated as set out below.
10.2. At Will Termination. This Agreement may be terminated at any time during the Term for any reason by: (i) Zogenix with twelve (12) months prior written notice to the Supplier or (ii) Supplier with twenty-four (24) months prior written notice to Zogenix. In the event of any termination of this Agreement, Zogenix shall be responsible for any portion of the compensation owed to Supplier for any Manufacturing Services rendered for any firm Purchase Orders prior to the effective date of such termination to the extent such fees and expenses are not cancelable.
10.3. Breach. This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms and conditions hereof; provided that the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have sixty (60) days to respond by curing such default; or by delivering to the other Party a certificate that such breach is not capable of being cured within such sixty (60) days and that the breaching Party is working diligently to cure such breach; but in no event shall the time period for curing such breach exceed an additional sixty (60) days. If the breaching Party does not so respond or fails to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Termination of this Agreement pursuant to this Section 10.3 shall not affect any other rights or remedies which may be available to the non- defaulting Party.
10.4. Product Withdrawal. A Scope of Work covering a Drug Substance will automatically terminate without any further action by either Party if the drug product containing such Drug Substance is withdrawn as a result of FDA, EMA or other Regulatory

Agency actions or voluntarily withdrawn by Zogenix or if Zogenix decides to cease development activities for such drug product containing such Drug Substance.
Zogenix shall be responsible for the payment of all Drug Substance Manufactured under a confirmed Purchase Order to the date of termination.
10.5. Violation of Applicable Law. If Supplier in its discretion determines that its continued performance of Manufacturing Services will constitute a potential or actual violation of Applicable Law, then Supplier may terminate this Agreement by giving notice stating the effective date of such termination.
10.6. Inability to Supply. At Zogenix’s sole discretion, Zogenix may terminate this Agreement immediately by written notice to Supplier upon the occurrence of an Inability to Supply.
10.7. Bankruptcy; Insolvency. This Agreement may be terminated at any time during the Term by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership, or such proceeding is not dismissed within ninety (90) days after the filing thereof.
10.8. Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.
10.9. Duties Upon Termination. In the event of termination of this Agreement or any Scope of Work hereunder, both Parties shall promptly meet to finalize a plan to conclude and wind-down Supplier’s activities. Supplier shall cease all work and collect and deliver to Zogenix any work product then in its possession in a manner prescribed by Zogenix. Except for any Drug Substance Manufactured by Supplier in conjunction with a Zogenix Purchase Order before the effective date of termination, Zogenix shall not be responsible for any payments and or to make any reimbursements to the Supplier. Any advance payments or other funds held by Supplier that are unearned shall be returned to Zogenix within thirty (30) days of the effective date of termination. In the event that only a certain Scope of Work is terminated, then the foregoing provisions of this Section 10.9 shall only apply to such Scope of Work and the Drug Substance thereunder.
10.10. Technology Transfer. Following the expiration or termination of this Agreement for any reason, or at Zogenix’s request during a period of twelve (12) months before the end of the Term of this Agreement, Supplier shall provide and as applicable cause to be provided assistance to transfer part or all of the Manufacturing Services, know- how and analytical testing methodology related to the Services to Zogenix or Zogenix’s designee (“Technology Transfer”) to enable Zogenix or its designee to manufacture the Drug Substance. For the purposes of such transfer, Supplier shall, upon request of Zogenix, prepare a written proposal to implement the Technology

Transfer, including reasonable fees therefore. Zogenix shall pay the agreed fees for any of such Technology Transfer provided by Supplier.
10.11. Outstanding Orders in the Event of Termination. In the event that this Agreement or any Scope of Work hereunder is terminated, Supplier shall have the obligation to fill all outstanding Purchase Orders if, and only if, so requested by Zogenix, and in such case, all such Purchase Orders shall be completed by Supplier in accordance with the terms of this Agreement and Zogenix shall pay the Price for the quantities of Drug Substance supplied thereunder (provided that such Drug Substance complies with and is Manufactured in accordance with all the requirements of this Agreement and the Quality/Technical Agreement).
10.12. Survival. The following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Section 1 (to the extent necessary to give effect to the Sections enumerated in this Section 9.12), Section 6, Section 7, Section 8, Section 9.9, Section 9.11, Section 9.12, Section 10, Section 11, Section 13, Section 14, and Section 15.
11. INDEMNIFICATION AND INSURANCE
11.1. Indemnification by Zogenix. Zogenix shall indemnify, defend and hold Supplier, its Affiliates and their respective directors, officers, employees, and agents (“Supplier Indemnified Parties”), harmless from and against any damages, judgments, claims, suits, actions liabilities, costs and expenses including, but not limited to, reasonable attorneys’ fees, actually incurred (collectively, “Losses”) resulting from any Third Party claims arising out of (a) Zogenix’s breach of this Agreement, any Scope of Work, the Quality/Technical Agreement or of any representation or warranty made by Zogenix to Supplier under this his Agreement, any Scope of Work, or the Quality/Technical Agreement; (b) any negligent or reckless act or omission or misconduct on the part of any Zogenix Indemnified Party in the course of its or their performance under this Agreement; (c) Zogenix’s infringement of Third Party intellectual property rights during or associated with the performance of the Services, or (d) Zogenix’s sale, marketing, use or distribution of Zogenix’s drug product containing the Drug Substance resulting from the Services. Notwithstanding the foregoing, Zogenix shall not be liable for Losses for which Supplier is obligated to indemnify Zogenix hereunder.
11.2. Indemnification by Supplier. Supplier shall indemnify, defend and hold Zogenix, its Affiliates and their respective directors, officers, employees, and agents (“Zogenix Indemnified Parties”), harmless from and against any Losses resulting from any Third Party claims arising out of (a) Supplier’s breach of this Agreement, any Scope of Work, the Quality/Technical Agreement or of any representation or warranty made by Supplier to Zogenix under this his Agreement, any Scope of Work, or the Quality/Technical Agreement; (b) Supplier’s infringement of Third Party intellectual property rights based solely on the methods or processes used by Supplier, which are not methods or processes provided by Zogenix to Supplier, in the performance of the Services; or (c) any negligent or reckless act or omission or misconduct on the part of any Supplier Indemnified Party in the course of its or their performance under this

Agreement. Notwithstanding the foregoing, Supplier shall not be liable for Losses for which Zogenix is obligated to indemnify Supplier hereunder.
11.3. Indemnification Procedure. If a Supplier Indemnified Party or a Zogenix Indemnified Party (in each case an "Indemnified Party"), receives any written claim which such Indemnified Party believes is the subject of indemnity hereunder by Zogenix or Supplier as the case may be (the "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is prejudiced by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party to assume the defense of such claim at its cost, with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party assumes and diligently pursues the defense, it shall have absolute control of the litigation; the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No claim hereunder shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which consent shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed or performed in full by the Indemnifying Party.
11.4. LIMITATION OF LIABILITY AND CLAIMS.
(A)  EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.1 OR 11.2 ABOVE, AND EXCEPT IN CASES OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR BREACH OF ARTICLE 12, IN NO EVENT SHALL A PARTY’S AND ITS AFFILIATES’ TOTAL LIABILITY PER RELATED CLAIM UNDER THIS AGREEMENT EXCEED THE FEES PAID BY ZOGENIX TO SUPPLIER OR INVOICED BY SUPPLIER AND ITS AFFILIATES FOR THE SERVICES PERFORMED UNDER THE AGREEMENT AND RELEVANT SCOPE OF WORK.
(B) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS OR LOST BUSINESS OPPORTUNITY, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY IN A FINALLY ADJUDICATED CLAIM THAT IS SUBJECT

TO SECTIONS 10.1 OR 10.2 AGAINST AN INDEMNITEE FOR WHICH AN INDEMNITOR IS RESPONSIBLE FOR INDEMNIFICATION HEREUNDER.
(C) NOTHING CONTAINED HEREIN IS INTENDED TO EXCLUDE OR LIMIT ANY LIABILITY FOR (a) DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE OR (b) FRAUD.
11.5. Insurance. Each Party shall maintain during the Term of this Agreement and for a period of three (3) years thereafter the following insurance or self-insurance in amounts no less than that specified for each type:
11.5.1. General liability insurance with combined limits of [***] per occurrence and [***] per accident for bodily injury, including death, and property damage;
11.5.2. Product liability insurance with limits not less than [***].
11.6. Evidence of Insurance. Each Party shall provide the other with evidence of its insurance upon written request. Each Party shall provide to the other thirty (30) days, prior written notice of any cancellation.
12. CONFIDENTIALITY
12.1. A Party receiving Confidential Information (the "Receiving Party") from the other Party (the "Disclosing Party") shall not to publish, disclose or use for any purpose other than its performance hereunder any of the Disclosing Party’s Confidential Information and shall use at least the same standard of care as it uses to protect its own Confidential Information, but in no event less than a reasonable level of care, to ensure that it and its Affiliates and their respective employees, agents, or consultants do not disclose or make any unauthorized use of Confidential Information provided by the Disclosing Party. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party's Confidential Information.
12.2. Each Party shall limit disclosure of Confidential Information received hereunder to only those of its (or its Affiliates’) officers and employees who are directly concerned with the performance of this Agreement. Each Party shall advise such officers or employees upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Article, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.
12.3. Both Parties agree that the following shall not be considered Confidential Information subject to this Agreement:
12.3.1. information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;

12.3.2. information that the receiving Party can establish in writing was in the receiving Party’s possession prior to the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party;
12.3.3. information that the receiving Party lawfully receives from a Third Party; provided that such Third Party was not obligated to hold such information in confidence;
12.3.4. information that, prior to the disclosing Party’s disclosure thereof, was independently developed by the receiving Party without reference to any Confidential Information as established by appropriate documentation; and
12.3.5. information that the receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided that in such case the receiving Party shall immediately give as much advance notice as feasible to the disclosing Party to enable the disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.
12.4. All Confidential Information shall remain the property of the Disclosing Party. At the termination of this Agreement upon the request of Zogenix, Supplier shall immediately return or destroy any Zogenix Confidential Information in Supplier’s possession, custody or control, except that Supplier may keep one (1) copy for archival purposes.
12.5. Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Section 11 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Section 11, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 11 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.
12.6. The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Zogenix, except that Supplier may disclose such terms and conditions to its Affiliates in accordance with Section 16.2 hereof.
13. FORCE MAJEURE
13.1. Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, Government Agency actions or guidance, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, or national defense requirements (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, provided that Zogenix may cancel without penalty any and all Purchase Orders in the event Supplier is unable to fulfill an outstanding Purchase Order within ninety (90) days of its scheduled Purchase Order Delivery Date due to a Force Majeure Event. Upon cessation of such Force Majeure Event, Supplier shall promptly resume performance on all Purchase Orders which have not been terminated.
13.2. Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice thereof and its expected duration to the other Party promptly after the occurrence of the Force Majeure Event; and thereafter, the obligations of the affected Party will be suspended during the continuance of the Force Majeure Event, provided that the affected Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch.
14. PRESS RELEASES; USE OF NAMES
14.1. Use of Names. Except as expressly provided or contemplated hereunder and except as otherwise required by Applicable Law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of this Agreement. Notwithstanding the above, as may be required by Applicable Law, Zogenix, Supplier and their respective Affiliates shall be permitted to use the other Party’s name and to disclose the existence of this Agreement in connection with securities or other required public filings.
15. DISPUTE RESOLUTION; VENUE
15.1. Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder (a “Dispute”). In the event of the occurrence of any Dispute, the Parties shall first try to settle their differences amicably via the Supply Committee. If the Supply Committee cannot achieve resolution, then either Party may, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within [***] after such notice is received. If either Party desires to pursue arbitration under Section 15.2 below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this Section 15.1 shall be a mandatory condition precedent. Said designated executive as of the Effective Date are as follows.
For Zogenix: Chief Financial Officer For Supplier: Chief Operating Officer

In the event that they shall be unable to resolve the Dispute by consensus within such [***] period, then the Dispute shall be finally settled by binding arbitration as provided below.
15.2. Arbitration. Except as expressly otherwise provided in this Agreement, in the event of any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), such Dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., by three (3) arbitrators (the “Arbitrators”) appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York, and the Arbitrators shall decide the dispute in accordance with the substantive law of the State of New York. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered within [***] of their appointment and shall be final and binding upon all Parties participating in such arbitration. The judgment rendered by the Arbitrators may, at the Arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, any Disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction. This Section 15.2 shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.
15.3. The Parties consent to the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York (the “New York Courts”) for any action in aid of arbitration, for provisional relief of the status quo, or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 15.2 above, and to the exclusive jurisdiction of the New York Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
15.4. The Parties agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties may be entitled to an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the New York Courts or by an arbitral tribunal specified in Section 15.2, in addition to any other remedy to which they are entitled at law or in equity.

16. MISCELLANEOUS
16.1. Independent Contractors. The relationship between Zogenix and Supplier is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Zogenix and Supplier. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
16.2. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may, without such consent, assign this entire Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another; or (c) to any Affiliate of the assigning Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
16.3. Continuing Obligations. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.
16.4. Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.
16.5. Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.
16.6. Exhibits, Schedules and Attachments. Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.
16.7. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by
(a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile or electronic mail (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile or electronic mail, as the case may be. Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party.
If to Supplier:
Aptuit (Oxford) Limited
111 Innovation Drive, Milton Park, Abingdon Oxfordshire
OX14 4RZ Oxford
England
Attn: Contract Negotiations Department

With copy to:   Evotec AG
Essener Bogen 7
22419 Hamburg
Germany
Attn: General Counsel

If to Zogenix:   Zogenix International Limited
Siena Court, Broadway
Maidenhead, Berkshire SL6 1NJ, United Kingdom
Attention: Vice President, Technical Operations/Product Supply
With copy to:   Zogenix, Inc.
5858 Horton Street, Suite 455 Emeryville, CA 94608 US
Attention: Legal

16.8. Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.
16.9. Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement for the purpose of this Agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by both Parties. No modification to this Agreement shall be effected by the acknowledgement or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

ZOGENIX INTERNATIONAL LIMITED, A WHOLLY OWNED SUBSIDIARY OF ZOGENIX, INC.			APTUIT (OXFORD) LIMITED

By:	/s/ Michael P. Smith	By:	/s/ Petra Dieterich
Name:	Michael P. Smith	Name:	Petra Dieterich
Title:	Chief Financial Officer	Title:	Senior Vice President

		By:	/s/ Kamran Bashir
		Name:	Kamran Bashir
		Title:	Finance Director